May 20, 2005


IQ Biometrix, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065

      Re:   Registration Statement On Form S-4
            File Number:  333-124027

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-4, as amended, filed by IQ Biometrix, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 44,550,000 shares of the Company's common stock (the "Shares"). The Shares are to be issued to holders of Wherify Wireless, Inc. capital stock as described in the Registration Statement. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with issuance and sale of the Shares.

      Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable under the laws of the State of Delaware, including statutory provisions, all applicable provisions under the Delaware state constitution, and reported judicial decisions interpreting those laws.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.



                                       Very truly yours,

                                       THE CRONE LAW GROUP LLP

                                       /s/ Alisande M. Rozynko
                                       -----------------------
                                       Alisande M. Rozynko
                                       Partner